Exhibit 23.2

BDO Kontroll Konyvvizsgalo es Adotanacsado Kft. Cim: 1126 Budapest, Nagy Jeno Postafiok: 1531 Budapest, Pf. 83.	Telefon: (+36-1) 235-3010, 235-3090 Telefax: (+36-1) 266-6438 E-mail: office@bdo.hu

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the use in this Registration Statement on Form SB-2, as amended, of our report dated January 16, 2008, relating to the financial statements of Power of the Dream Ventures, Inc. (formerly Vidatech Technological Research and Development, LLC) as of December 31, 2006 for year then ended, which appears in such Registration Statement. We also consent to reference to us under the heading “Experts” in such Registration Statement.

Dated: January 16, 2008  Budapest, Hungary

/s/ Ferenc Baumbartner	/s/ Andras Nagy
Ferenc Baumgartner	Andras Nagy
General Manager	Registered Auditor
BDO Kontroll Ltd.	BDO Kontroll Ltd.